                                         N E W S   R E L E A S E

TALISMAN ENERGY BUILDS INNOVATIVE

CO-GENERATION PLANT AT EDSON

Calgary, Alberta – June 21, 2004 – Talisman Energy Inc. has started construction of a 10-megawatt co-generation power plant at its Edson natural gas processing facility. The $21 million plant will be the first co-generation facility at a sour gas processing plant in Alberta and the first retrofit of an existing gas plant to co-generation.

“This is an excellent project that improves the cost competitiveness of the Edson gas plant and meets our investment hurdle rates,” said Dr. Jim Buckee, President and Chief Executive Officer. “It demonstrates Talisman’s commitment to support sensible, economic measures that will improve our energy efficiency and reduce emissions on a unit of production basis under our Voluntary Challenge and Registry commitments.”

The new co-gen facility will replace older equipment with cleaner, more efficient technology.  In addition to reducing the amount of natural gas needed to operate the processing plant by about 12%, or 700 thousand cubic feet daily, the new co-generation power plant will produce about two megawatts of electricity more than is required to operate the gas plant. This is approximately enough additional electrical power to serve 1,000 homes.

Under the Voluntary Challenge and Registry program, Talisman has committed to reduce carbon dioxide emissions. The co-gen project will result in the reduction of direct carbon dioxide emissions by 22,000 tonnes a year and a further indirect reduction of 82,000 tonnes annually.

Construction of the project, which will employ about 100 people, began after Talisman received approval for the facility from the Alberta Energy and Utilities Board and Alberta Environment. Construction is expected to be completed by the end of 2004.

The Edson facility, which now processes about 200 mmcf of gas daily, is the largest gas plant operated by Talisman in Canada. It is connected to about 500 kilometers of pipelines within the Company’s 100% owned Central Foothills Gas Gathering System, Columbia Minehead Gas Gathering System and other midstream pipeline assets ranging from 75-100% ownership that support exploration and development in both the Edson and Foothills areas.

Capital spending by Talisman in the Edson area this year is projected to be about $249 million with plans to spend about $45 million on infrastructure and participate in drilling 103 wells.

Talisman Energy Inc. is a large, independent oil and gas producer with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United

States. Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar. Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social and environmental responsibility wherever its business is conducted. The Company is a participant in the United Nations Global Compact, a voluntary initiative that brings together companies, governments, civil society and other groups to advance human rights, labour and environmental principles. Talisman's shares are listed on the Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Corporate &

Investor Communications

Phone:

403-237-1196

Fax:

403-237-1210

Email:

tlm@talisman-energy.com

18-04

Forward-looking Statements

This news release contains statements about a development project including the benefits it is expected to produce and the timing of its completion as well as statements about capital spending and drilling estimates that constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. These risks include the risks of the oil and gas industry, such as operational risks in developing and producing natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses; potential delays or changes in plans with respect to development projects or capital expenditures; and health, safety and environmental risks.

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company's Annual Report under the headings Management's

Discussion and Analysis - Liquidity and Capital Resources", "- Risks and Uncertainties" and "- outlook for 2004" as well as in Talisman's other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.